Exhibit 12
BB&T Corporation
Earnings To Fixed Charges

	For the Nine Months Ended
	September 30,				For the Years Ended December 31,
	2007		2006		2006		2005		2004		2003		2002
	(Dollars in millions)
Earnings:
Income before income taxes	$1,987		$1,910		$2,473		$2,467		$2,322		$1,617		$1,791
Plus:
Fixed charges	3,032		2,310		3,233		2,029		1,232		1,306		1,713
Less:
Capitalized interest	2		1		2		1		-		-		1

Earnings, including interest on
deposits	5,017		4,219		5,704		4,495		3,554		2,923		3,503

Less:
Interest on deposits	1,965		1,521		2,137		1,252		730		756		1,003

Earnings, excluding interest on
deposits	$3,052		$2,698		$3,567		$3,243		$2,824		$2,167		$2,500

Fixed Charges:
Interest expense	$2,993		$2,275		$3,185		$1,981		$1,199		$1,273		$1,687
Capitalized interest	2		1		2		1		-		-		1
Interest portion of rent expense	37		34		46		47		33		33		25

Total Fixed Charges	$3,032		$2,310		$3,233		$2,029		$1,232		$1,306		$1,713

Less:
Interest on deposits	1,965		1,521		2,137		1,252		730		756		1,003

Total fixed charges excluding
interest on deposits	$1,067		$789		$1,096		$777		$502		$550		$710

Earnings to fixed charges:

Including interest on deposits	1.65	x	1.83	x	1.76	x	2.22	x	2.88	x	2.24	x	2.05	x

Excluding interest on deposits	2.86	x	3.42	x	3.25	x	4.17	x	5.62	x	3.94	x	3.52	x